Exhibit 99.1

Press Release Dated October 29, 2014

NEWS RELEASE

October 29, 2014

Farmers Capital Bank Corporation to Repurchase a Portion of its Outstanding Preferred Stock

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) announced on October 29, 2014 that the Federal Reserve Bank of St. Louis approved the request to repurchase 10,000 shares, or one-half, of its remaining outstanding Series A preferred stock. The Company will redeem, on a pro-rata basis, the preferred shares at the stated liquidation value of $1,000 per share, plus any accrued dividends. The timing of the repurchase has yet to be determined, but is expected to be completed during the fourth quarter of 2014. The total redemption amount will be $10.0 million, plus accrued dividends at 9.0% per share.

The Company originally issued 30,000 shares of its Series A preferred stock in 2009. The current action will be the second partial redemption of the original shares issued. No additional debt or equity was issued in connection with the first redemption of 10,000 shares during May 2014. Likewise, none will be issued in connection with the current redemption.

“We are pleased to be able to repay another portion of our outstanding preferred stock,” said Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Repurchasing the preferred shares is another significant milestone and represents further progress we’ve made to strengthen the financial condition of the Company. Our goal is to redeem the remaining 10,000 outstanding shares as soon as possible, pending future financial performance and regulatory approval.”

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.